                            EMPLOYMENT AGREEMENT


     THIS EMPLOYMENT AGREEMENT, dated as of April 1, 1998 (the "Agreement"), is by and between U.S. Can Corporation, a Delaware corporation, having its principal offices at 900 Commerce Drive, Oak Brook, Illinois 60521 ("US Can"), and Paul W. Jones (the "Employee").

     WHEREAS, US Can desires to retain the Employee's services, and the Employee is willing to enter into employment as an employee of US Can on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing, the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1. EMPLOYMENT. The Employee shall be employed by US Can as President and Chief Executive Officer for the Term of Employment (as herein defined), on the terms and conditions set forth herein. In addition, at the April 24, 1998 meeting of US Can's Board of Directors (the "Board of Directors" or "Board"), the Board of Directors shall name the Employee to fill the vacancy on the Board created by the resignation of Eugene Connelly, whose term as a director expires at US Can's annual meeting in 2000. Effective July 1, 1998, the Employee shall be elected Chairman of the Board of Directors. At US Can's annual meeting in 2000, the Board of Directors of US Can shall nominate the Employee for election as a director of US Can for a three-year term. The Employee shall also, during the term of employment, hold the title of President and Chief Executive Officer of United States Can Company, a Delaware corporation and subsidiary of US Can, and such other subsidiaries of US Can as the Employee shall deem appropriate.

     2. DUTIES. While the Employee is serving as President and Chief Executive Officer of US Can and United States Can Company, the Employee shall perform those duties normally associated with the position of President and Chief Executive Officer as well as any other customary duties and tasks as may be assigned from time to time to the Employee by the Board of Directors of US Can. During the Term of Employment, the Employee shall work exclusively for US Can and its Affiliates (as hereinafter defined) and devote all his business efforts and time to fulfill the duties of his employment; provided, however, that Employee shall be permitted to continue to serve on the boards of directors of the companies on which he currently serves and such other companies or organizations as he, with the consent of the Board of Directors of US Can, shall determine from time to time.

     For purposes of this Agreement, the term "Affiliate" as used herein shall mean US Can, any other corporation owned or controlled by US Can, directly or indirectly, and any subsidiary of US Can including, without limitation, United States Can Company, a Delaware corporation.

     3. SITE OF EMPLOYMENT. During the Term of Employment, the Employee's regular place of employment shall be at US Can's principal offices.

     4. COMPENSATION AND BENEFITS.

     A. BASE SALARY. In full consideration for the aforementioned services and subject to the due performance thereof, the Employee shall receive an annual base salary of $500,000 ("Base Salary") (payable bi-monthly in arrears) during the Term of Employment;


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provided, however, that the Employee's annual salary for calendar year 1998 shall be prorated to reflect the portion of such year during which the Employee is employed hereunder. The Employee's Base Salary and other compensation payable hereunder shall be reviewed annually by the Compensation Committee of the Board of Directors and may be increased but shall not be decreased. In the event the Term of Employment is terminated with Cause (as defined in Section 8 hereof) by US Can pursuant to Section 8(i) hereof or in the event Employee unilaterally terminates his Term of Employment other than for Good Reason (as hereinafter defined), the Employee shall receive only a pro rata share of such Base Salary up to the date of termination. US Can shall calculate any pro rata share of the Employee's Base Salary earned through the date of termination or resignation, including accrued but unused vacation time. Except as set forth below, in the event the Employee is terminated by US Can without Cause pursuant to Section 8(ii) hereof, the Employee shall be entitled to receive Base Salary for the remainder of the Term of Employment or 18 months, whichever is longer, and benefits equivalent to that to which Employee is entitled to receive pursuant to subsection 4(e) hereof during that period. In the event of termination of the Term of Employment due to Employee's death or permanent disability in accordance with Sections 8(iv) and 9 hereof, the Employee (or the Employee's estate, as the case may be) shall be entitled to receive Base Salary for one year following such death or permanent disability. Following the expiration of the one-year period, US Can shall have no further obligation to pay the Employee (or the Employee's estate, as the case may be) any further Base Salary. Any increase in Base Salary shall be made in the sole discretion of the Board of Directors of US Can.



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


     B. BONUS. For calendar year 1998, the Employee shall receive a bonus in an amount equal to 100% of the prorated Base Salary paid to the Employee in such year. For years subsequent to 1998, the Board of Directors of US Can intends to establish a bonus plan providing for an annual bonus to the Employee equal to 100% of the Employee's Base Salary upon achievement by US Can of annual performance goals set by the Compensation Committee of the Board of Directors, with increased bonuses to be awarded in the event such performance goals are exceeded, and appropriate reductions in bonuses in the event such performance goals are not reached. In the event the Employee is terminated without Cause pursuant to Section 8(ii) hereof, the Employee shall be entitled to receive a bonus prorated to reflect any partial year of employment if, at the end of that year, US Can determines that performance goals have been met. In the event the Employee is terminated with Cause by US Can pursuant to
Section 8(i) hereof or in the event the Employee unilaterally terminates his Term of Employment other than for Good Reason, the Employee shall not receive or be entitled to a bonus, or any portion thereof.

     C. PERFORMANCE GOALS. Approximately 60 days following the commencement of the Term of Employment, the Board of Directors shall hold a strategic planning session (the "Strategic Planning Session") to establish performance goals for US Can and its Affiliates. As soon as reasonably practical thereafter, the Compensation Committee of the Board of Directors shall, together with the Employee, meet to determine jointly the performance goals on which the Employee's future compensation will be based.

     D. BOARD AND COMMITTEE FEES. For so long as the Employee is serving as the President and Chief Executive Officer of US Can, the Employee shall not be entitled to


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


receive board or committee fees for service on the Board of Directors of US Can, any subsidiary of US Can or any committee thereof.

     E. BENEFITS. During the Term of Employment, the Employee shall be entitled to the following additional financial benefits:

        (i)    a payment of $225,000, less the amount of any bonus paid to the
               Employee in respect of   services to Greenfield Industries, Inc.
               for calendar year 1998 (excluding any severance payment, to the extent such payment does not include payment of or settlement for bonus payments), as compensation for the lost bonus opportunity resulting from the Employee's resignation from Greenfield Industries, Inc. to accept employment hereunder;

        (ii)   group term life insurance in the amount of $2,000,000;

        (iii) health, welfare, retirement and other similar benefits provided to other senior executives of US Can;

        (iv)   automobile allowance in the amount of $900 per month;

        (v)    reasonable relocation expenses to Chicago, Illinois;

        (vi) reasonable temporary housing allowance for a period not to exceed six (6) months;

        (vii) financial assistance relating to the resale of the Employee's residence in Georgia, as provided for in US Can's Relocation Policy Guide, a copy of which the Employee hereby acknowledges having received; and

        (viii) payment of up to $10,000 of the fees and expenses of Employee's legal counsel incurred in connection with the negotiation of this Agreement.

     F. REASONABLE AND NECESSARY BUSINESS EXPENSES. The Employee shall be entitled to reimbursement from US Can, in accordance with US Can's policies regarding same,


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of reasonable and necessary business expenses incurred by the Employee in the course of his employment.

     G. VACATION/HOLIDAYS. During each year of the Term of Employment, the Employee shall be entitled to four (4) weeks of paid vacation plus the paid holidays observed by US Can and its Affiliates.

     H. STOCK OPTIONS. On the commencement date of the Term of Employment hereunder, US Can shall grant to the Employee options to purchase 300,000 shares of common stock of US Can at the then current market price (the "Initial Options"). The Initial Options will be Incentive Stock Options, as defined in US Can's 1995 Equity Incentive Plan (the "Plan"), to the maximum extent permitted by Section 422 of the United States Internal Revenue Code of 1986, as amended (the "Code"). At the time the Employee exercises the portion of the Initial Options which are not Incentive Stock Options under the Code, US Can will make an additional payment to the Employee in an amount sufficient on a net, after-tax basis, to compensate the Employee for the difference between the actual tax treatment to the Employee of the exercise of the Initial Options and the tax treatment that would have occurred had the lowest available long-term capital gain tax rate applied. One hundred thousand (100,000) of the Initial Options will vest at the end of each of the three years of the Term of Employment. In the event of the Employee's death or permanent disability or a Change of Control, or if the Board of Directors of US Can terminates Employee's employment as Chief Executive Officer of US Can for any reason other than for Cause, the Initial Options granted to Employee will vest automatically. The Company will cause a registration statement on Form S-8 (or such other form as shall be




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




applicable) to be filed with the Securities and Exchange Commission and use its best efforts to cause such registration statement to become effective.

     I. STOCK PURCHASES. The Employee shall purchase 30,000 shares of common stock of US Can. The Employee may purchase those shares immediately or from time to time provided that he purchases at least 10,000 shares prior to the first anniversary of the date of this Agreement, a cumulative 20,000 shares prior to the second anniversary of the date of this Agreement and a cumulative 30,000 shares prior to the end of the Term of Employment. For each such share purchased by the Employee, US Can will grant the Employee an option to purchase an additional 3-1/3 shares of common stock of US Can at the current market price at the time of the purchase of the shares. These options will be nonqualified stock options under the Code and will be immediately exercisable. Any shares purchased by the Employee prior to the commencement date of the Term of Employment will be credited against the 30,000 share purchase obligation, it being acknowledged that Employee has purchased 12,000 shares as of the date hereof and therefore shall be granted options to purchase 40,000 shares of common stock of US Can at the current market price on the date hereof.

     J. FUTURE STOCK OPTIONS. Future stock options will be considered by the Board of Directors in connection with the Strategic Planning Session and in accordance with the Board of Directors' annual review of the Employee's performance and compensation.

     5. TERM OF EMPLOYMENT. The Employee's term of employment by US Can shall commence on April 1, 1998 and shall continue through March 31, 2001, unless terminated pursuant to Sections 6, 8 or 9 hereof (the "Term of Employment"), subject also to the provisions of Section 10 hereof.


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


     6. RESIGNATION FOR CAUSE.

     A. DEFINITIONS. (i) "Change of Control" shall mean any one or more of the following: the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) of a block of Fifteen Percent (15%) or more of the shares of the then outstanding common stock of US Can (the "Outstanding Common Stock"), a merger or consolidation of US Can in which US Can does not survive as an independent public company, a sale of all or substantially all of the assets of US Can, a liquidation or dissolution of US Can or, during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors of US Can cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the Company's shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period or the Employee shall have approved the election of such director; provided, however, that the following acquisitions shall not constitute a Change of Control for the purposes of this section: (A) the acquisition by an underwriter of stock of US Can or any of its Affiliates, or (B) any acquisition of stock by any employee benefit plan (or related trust) sponsored or maintained by the Company.

     (ii) "Constructive Termination", as used herein, shall mean any one or more of the following occurrences within two years following the Effective Date of a Change of Control: the assignment to the Employee of any duties inconsistent in any material respect with the Employee's position, authority, duties or responsibilities immediately prior to the Effective Date of the Change of Control referred to above, or any other action by US Can which results



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



in a diminution in any material respect of the Employee's position, authority, duties or responsibilities as the same existed immediately prior to the Effective Date of the Change of Control referred to above.

     (iii) "Effective Date", as used in this Section 6, shall mean the first date during which a Change of Control occurs.

     b. In the event that there is a Change of Control of US Can, and within two years of the Effective Date of such Change of Control the Employee resigns due to (i) a material diminution in salary or benefits or (ii) Constructive Termination, (iii) a requirement by US Can that the Employee relocate more than fifty (50) miles from Oak Brook, Illinois or (iv) a failure of the Company to obtain the assumption of this Agreement by any successor to the business or all or substantially all of the assets of the Company (each of which is referred to herein as a termination for "Good Reason"), the Employee shall be entitled to receive the same compensation as if employment hereunder was terminated by the Company without Cause.

     7. GOLDEN PARACHUTE EXCISE TAX REIMBURSEMENT. If any portion of the Employee's compensation is for any reason treated as an excess parachute payment under Section 280G(b) of the Code, US Can shall reimburse the Employee in an amount such that the total value of the Employee's compensation, net of all applicable taxes, would be the same as if no excise tax under Section 4999(a) of the Code were payable in respect to such excess parachute payment.

     8. TERMINATION. The Term of Employment may be terminated prior to March 31, 2001 (i) by US Can with Cause (as defined hereunder), effective immediately; (ii) by US Can without Cause, effective 30 days after written notice to Employee; (iii) by Employee unilaterally,


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


effective 30 days after written notice to US Can; (iv) by Employee, for Good Reason, effective 30 days after written notice to US Can; or (v) on death of Employee, effective immediately.

     Termination with Cause is permitted only in the following circumstances:

     a. if the Employee has been convicted of a felony involving moral turpitude;

     b. if the Employee is in open disregard of his responsibilities hereunder and refuses to devote substantial time and energy to the business and affairs of US Can and its Affiliates within thirty (30) days after having been notified in writing by the Board of Directors that, in its good faith judgment, the Employee has consistently failed to do so; or

     c. if the Employee shall compete with US Can and its Affiliates, in violation of Section 11 hereof.

     The preceding three events shall be the only events which shall constitute "Cause" for all purposes of this Agreement, and in no event shall the Employee's inability to substantially perform his responsibilities hereunder which is due to a temporary or permanent disability give rise to a termination for Cause. In every other case of termination by US Can, the termination shall be deemed to be without Cause.

     9. DEATH OR DISABILITY OF THE EMPLOYEE. If the Employee dies or is totally and permanently disabled during his Term of Employment hereunder, the Term of Employment shall conclude on the date thereof, and the Employee shall not be entitled to receive any further salary hereunder except for the pro rata share of the Employee's salary earned through the date of his death or total and permanent disability, as the case may be, including accrued but unused vacation time and the compensation provided hereunder in accordance with
Section 4(a) hereof.



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The compensation and benefits owed to the Employee pursuant to Section
4(a) hereof which are designated to continue following termination of this Agreement shall be paid to the Employee's designated beneficiary or, in the event no beneficiary has been designated or survives the Employee, to the estate of the Employee. Total and permanent disability shall mean a disability because of which the Employee is physically or mentally unable to substantially perform the duties required of him under this Agreement for a period of six (6) consecutive months or more.

     10. EFFECT OF EXPIRATION OR TERMINATION. Section 4 of this Agreement governs the calculation of any unpaid portion of the Employee's compensation where the Employee's Term of Employment terminates or concludes prematurely pursuant to Sections 8 or 9. If the Term of Employment comes to an end for any reason whatsoever, the obligations of the parties under Sections 11 and 12 shall continue in accordance with the terms and conditions of each respective Section. In the event the Term of Employment is terminated for Cause pursuant to Section 8(i) hereof, and if at such time the Employee is a Director of US Can or any Affiliates, the Employee shall tender his resignation from the Board of Directors of US Can and from the Board of Directors (or comparable body) of each Affiliate of US Can. This obligation will survive until satisfied.

     11. NON-COMPETITION. The Employee hereby agrees that, during the Term of Employment, and during the Agreed Period (as hereinafter defined), the Employee shall not (a) engage, directly or indirectly, in any Prohibited Activities (as hereinafter defined) in any Prohibited Territory (as hereinafter defined) as an owner, officer, director, employee, stockholder, principal, consultant, agent, lender, guarantor, cosigner, investor or trustee of any corporation, partnership, proprietorship, joint venture, association or any other entity of any nature or



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



(b) solicit any customers or clients of US Can or its Affiliates in connection with any transactions which are in direct competition with the business of US Can and its Affiliates. Notwithstanding the foregoing, the Employee may be the owner of not more than 5% of the outstanding capital stock of any corporation engaged in Prohibited Activities (as defined herein). For purposes of this Section 11, (i) "Prohibited Activities" shall mean any manufacturing, development, sales, marketing, licensing and/or distribution of any containers which is directly competitive with any products or services its Affiliates and the provision of any services directly competitive with services offered by US Can or its Affiliates and (ii) "Prohibited Territory" means the United States and any other country or applicable geographic area where the products and/or services of US Can or its Affiliates are sold. The term "Agreed Period" shall mean the Term of Employment and the two (2) year period following the date on which the Term of Employment is terminated.

     12. CONFIDENTIALITY.

     a. For purposes of this Section 12, "US Can Confidential Information" means all Trade Secrets and Other Confidential Technical and Business Information (as defined below) (whether or not reduced to writing and whether or not patentable or protectable by trademark or copyright) which US Can now owns or is licensed to use, or may in the future own or be licensed to use during the entire term of the Employee's employment at US Can, including the Term of Employment hereunder. "Trade Secrets and Other Confidential Technical and Business Information" means all confidential or proprietary product development and design information and all confidential or proprietary procedures, techniques, manuals, customer information, specifications, data bases, test results, information concerning business or product acquisitions, strategic plans, customer lists, pricing data, and discoveries, inventions and innovations made, created, acquired or developed by or on behalf of US Can and/or its Affiliates, but excluding in each case any information which as a whole (a) is contained at the time of disclosure or thereafter in a patent or a printed publication available to the general public (b) is obtained from a third party lawfully in possession of such information and who is not subject to a contractual or a fiduciary relationship to prevent such disclosure, or (c) any other information which is known generally by the public except as the result of a direct or indirect disclosure by the Employee.

     b. The Employee agrees to take the following steps to preserve the confidential and proprietary nature of US Can Confidential Information:

     (i) During or after the Employee's employment by US Can, the Employee will not disclose or transfer any of the US Can Confidential Information other than as authorized by US Can within the scope of the Employee's duties with US Can. Except to the extent the Employee is authorized to do so in his capacity as an employee or officer of US Can, the Employee understands that he is not authorized to sell, license or otherwise exploit any products or services which embody or utilize in whole or in part any US Can Confidential Information.

     (ii) The Employee will take all reasonable precautions to prevent the unauthorized disclosure (whether inadvertent or deliberate) of US Can Confidential Information to unauthorized persons or entities, and will promptly report to appropriate US Can management any such activities by others.

     (iii) While the Employee is permitted to retain all personal information which is not comprised of or derived from US Can Confidential Information (in whole or in part), all notes, files, data, tapes, reference materials, reports, sketches, drawings, price lists, customer lists, plans, memoranda, records and any other document or matter comprised of, or derived from, US Can Confidential Information (in whole or in part) shall belong exclusively to US Can. At the request of US Can or upon termination of the Employee's employment with US Can, the Employee will deliver to US Can all tangible materials embodying US Can Confidential Information in his possession or control.


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



     c. Except as otherwise provided herein, this Section 12 shall survive for a period of three (3) years following termination of this Agreement.

     13. EQUITABLE RELIEF. The Employee understands that a breach by him of any provision of this Agreement may cause substantial injury to US Can and/or its Affiliates which may be irreparable and/or in amounts difficult or impossible to ascertain and that, in the event the Employee breaches any provision of this Agreement, US Can shall have, in addition to all other remedies available in the event of a breach of this Agreement, the right to injunctive or other equitable relief. Further, the Employee acknowledges and agrees that the restrictions and commitments set forth in this Agreement are necessary to protect US Can's legitimate interests and are reasonable in scope, area and time, and that if, despite this acknowledgment and agreement, at the time of the enforcement of any provision of this Agreement a court of competent jurisdiction shall hold that the period or scope of such provision is unreasonable under the circumstances then existing, the maximum reasonable period or scope under such circumstances shall be substituted for the period or scope stated in such provision.

     14. NON-WAIVER OF RIGHTS. The failure to enforce at any time any of the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement, or any part hereof, or the right of either party thereafter to enforce each and every provision in accordance with the terms of this Agreement.

     15. ARBITRATION. Any dispute as to any claim under this Agreement shall be settled by arbitration in Chicago, Illinois by an arbitrator, who shall be appointed pursuant to the rules of the American Arbitration Association. The arbitration shall be conducted promptly




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



and expeditiously in accordance with the applicable arbitration rules of the American Arbitration Association. Any award issued as a result of such arbitration shall be final and binding on the parties, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof; provided, however, that any award issued as a result of arbitration shall be reviewable de novo by a court of competent jurisdiction for errors of law. Notwithstanding the foregoing, the parties hereto shall not be entitled to, and no award shall include in whole or in part, punitive damages or exemplary damages.

     16. SEVERABILITY. Whenever there may be a conflict between the provisions of this Agreement and any statute, prevailing law, judicial decision, ordinance or regulation, the latter shall prevail, but in such event the provisions of this Agreement so affected shall be construed and limited only to the extent necessary to bring it within the requirements of such law, and in no event shall such illegality or unenforceability offset the remaining provisions or remaining portions of a provision of this Agreement.

     17. NOTICES. Any notice given by either party hereunder shall be in writing and shall be personally delivered or shall be mailed, certified or registered mail, postage prepaid, return receipt requested, as follows:


     To US Can:          U.S. Can Corporation
                         900 Commerce Drive
                         Oak Brook, Illinois  60521
                         Attention:  Executive Vice President-Operations

     with a copy to:     Lawrence R. Samuels, Esq.
                         Ross & Hardies
                         150 North Michigan Avenue
                         Chicago, Illinois  60601

     To Employee:        At the address of the Employee as set forth on the
                         payroll records of US Can


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



     with a copy to:     Matthew G. Maloney, Esq.
                         Dickstein Shapiro Morin & Oshinsky LLP
                         2101 L Street NW
                         Washington, D.C.  20037-1526

or to such other address as may have been furnished to the other party by written notice in accordance with this Section 17.

     18. ASSIGNMENT. The rights and obligations of US Can under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of US Can.

     19. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements and representations, written or oral with respect to the subject matter hereof. No representations or agreements, written or oral, other than the representations and agreements contained in this Agreement, have been made to or in favor of the Employee. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

     20. APPLICABLE LAW. This Agreement shall be interpreted and enforced in accordance with the laws of the State of Illinois, without regard to its conflicts of law doctrine, and the Employee hereby consents to personal jurisdiction in Illinois for such purpose.



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


     IN WITNESS WHEREOF, the parties have executed this Agreement, in duplicate, on the date first written above.


EMPLOYEE                                  U.S. CAN CORPORATION



/s/ Paul W. Jones                         By: /s/ William J. Smith
-----------------                             ----------------------------
Paul W. Jones                                   Name:  William J. Smith
                                                Title: Chairman






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